Exhibit 99.1

NEWS RELEASE

Release Time: 4:00 p.m. CDT

Contact: Susan Blair, (501) 978-2217

Date: August 5, 2015

Bank of the Ozarks, Inc. Completes Acquisition of

Bank of the Carolinas Corporation

LITTLE ROCK, ARKANSAS – Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced today the completion of its acquisition of Bank of the Carolinas Corporation (“BCAR”) effective August 5, 2015 pursuant to a previously announced definitive agreement and plan of merger and reorganization between Bank of the Ozarks, Inc. (“Company”) and BCAR. This is the Company’s thirteenth acquisition since March 2010.

At the effective time of the merger, each issued and outstanding share of BCAR common stock was converted into the right to receive 0.00313515 of a share of the Company’s common stock. Any fractional shares will be paid in cash. In connection with the closing of the transaction, the Company issued approximately 1.4 million shares of its common stock in exchange for the outstanding shares of BCAR common stock.

The transaction is expected to be immediately accretive to the Company’s book value per common share and its tangible book value per common share. The transaction is expected to be neutral to slightly accretive to the Company’s diluted earnings per common share, excluding transaction costs, for the first twelve months after the transaction closes.

Simultaneous with the closing of the merger, BCAR’s wholly-owned bank subsidiary, Bank of the Carolinas, merged with and into the Company’s wholly-owned bank subsidiary, Bank of the Ozarks. At June 30, 2015, BCAR had approximately $345 million of total assets, $277 million of loans, $296 million of deposits and $48 million in common stockholders’ equity.

George Gleason, Chairman and Chief Executive Officer of Bank of the Ozarks, Inc., commented, “Bank of the Ozarks is very pleased to expand our presence in the northern portion of the Charlotte MSA and add our initial offices in the Piedmont Triad region of North Carolina. Our eight new offices complement our existing North Carolina offices, giving us a total of 24 offices in the state. Customers of Bank of the Carolinas will benefit from our expanded suite of products and services as well as friendly hometown banking at one of the strongest financial institutions in the country.”

ADDITIONAL INFORMATION

Bank of the Ozarks, Inc. is a bank holding company with $8.71 billion in total assets as of June 30, 2015 and trades on the NASDAQ Global Select Market under the symbol “OZRK.”

The Company owns a state-chartered subsidiary bank that conducts banking operations through 172 offices in Arkansas, Georgia, North Carolina, Texas, Florida, Alabama, South Carolina, New York and California. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about the Company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. These forward-looking statements include, without limitation, statements relating to the proposed impact of the merger on the Company’s financial results, including any expected increase in the Company’s book value and tangible book value per share and any expected impact on diluted earnings per common share, acceptance by BCAR’s customers of the Company’s products and services, the opportunities to enhance market share in certain markets, and market acceptance of the Company generally in new markets. You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control, including the possibility that any of the anticipated benefits of the merger will not be realized or will not be realized within the expected time period; the risk that integration of BCAR’s operations with those of the Company will be materially delayed or will be more costly or difficult than expected; the effect of the merger on customer relationships and operating results; the possibility that the merger may be more expensive than anticipated, including as a result of unexpected factors or events; general competitive, economic, political and market conditions and fluctuations; and the other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to update such statements.